Exhibit 10.2

Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as *.  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is made as of August 5, 2010 by and between Synergy Pharmaceuticals, Inc., a Florida corporation with an address of 420 Lexington Avenue, New York, NY 10170 (“Synergy”), and *, a corporation with offices at * (“Contractor”).

A.            Synergy is in the business of discovering, developing and commercializing pharmaceutical products.

B.            Contractor is in the business of providing pharmaceutical development and manufacturing services.

C.            Synergy wishes to retain Contractor to provide certain services associated with the development, manufacturing and/or supply of certain quantities of specific products for use in IND-enabling studies and/or clinical trials,  and Contractor is willing to perform such services, all as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound agree as follows:

1.     DEFINITIONS

1.1.          “Affiliate” means any person or entity that controls, is controlled by or is under common control with a party to this Agreement, where “control” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2.          “API” means bulk quantities of active pharmaceutical ingredients.

1.3.          “Applicable Laws” means all laws, statutes, ordinances, codes, rules and regulations which have been enacted by a government authority and are in force as of the Effective Date or come into force during the term of this Agreement (including but not limited to the FDA Act and other applicable rules and regulations of the FDA, and federal, state and local environmental and occupational safety and health requirements, and the United States Export Administration Act of 1979 as amended, the Trading With the Enemy Act, and the regulations of the U.S. Departments of Commerce, Defense, State, Energy and Treasury pursuant thereto.), in each case to the extent the same are applicable to the performance by the parties of their respective obligations under this Agreement.

1.4.          “CMC” means chemistry manufacturing and control information required by the FDA for filing of an IND or NDA.

1.5.          “Confidential Information” means all information and materials, whether in tangible, electronic, oral or visual form, (a) provided by either party and/or its Affiliates hereunder to the other party, (b) generated by Contractor in the performance of any Project (including but not limited to any information about manufacturing, testing/analysis methods or processes, Products or products (whether investigational or not), Synergy Materials, samples, specimens, and other materials or compounds, sub-samples, and retention samples; analyses and the results of such analyses, information on research and development compounds, technical know-how; formulas; studies; regulatory submissions and records; research data and information; financial information; sales and marketing information (including, without limitation, service proposals, price quotations and customer lists); inventions; patent applications and other trade secrets, (c) information relating to potential new transactions and business between the parties; and (d) all information developed or prepared by either party pursuant to the terms and conditions of this Agreement.

1.6.          “Contractor Intellectual Property” means all Intellectual Property owned by or licensed to (other than by Synergy) Contractor as of the Effective Date, including methods and processes developed and owned by Contractor as of the Effective Date.  Contractor Intellectual Property constitutes Contractor Confidential Information.

1.7.          “Debarment Act” means the Generic Drug Enforcement Act of 1992, as amended, 21 U.S.C. §§ 306.

1.8.          “FDA” means the United States Food and Drug Administration (or its successor agency) and/or the corresponding governmental or other authority in another country, as applicable, such as the European Agency for the Evaluation of Medicinal Products (or “EMEA”) in Europe.

1.9.          “FDA Act” means the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. 301, et. seq.), and the regulations promulgated thereunder, as amended from time to time, and any successor statute(s).

1.10.        “cGMP” means current Good Manufacturing Practices as promulgated under each of the following as in effect upon the Effective Date and as amended or revised thereafter: (a) the FDA Act, including 21 CFR (parts 11, 210 and 211) and other FDA regulations, policies and guidelines in effect from time to time governing the manufacture, testing and quality control of investigational drugs; and (b) all International Conference on Harmonisation (ICH) guidance documents as appropriate, including ICH guidance Q7a, “ICH Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients,” as applied to investigational drugs (Section 19) specifically for manufacturing activities of API.

1.11.        “IND” means an Investigational New Drug Application filed with the FDA to begin clinical studies of a new drug in humans (pursuant to 21 CFR 312, et. seq., as amended),

1.12.        “Intellectual Property” means all intellectual property, including (without limitation) patents, supplementary protection certificates, petty patents, utility models, trademarks, database rights, rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all inventions, know-how, trade secrets, techniques and confidential information and other proprietary knowledge and information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any renewals or extensions.

1.13.        “Manufacture and Release Requirements” means those methodologies, analytical tests, process parameters and cGMP requirements necessary to manufacture and release Product to Synergy in conformity with the Specifications and as set forth in the Work Order.

1.14.        “Product” means the product resulting from the Services to be rendered by Contractor hereunder, as defined in the Work Order, including the product of such Services that does not meet the Specifications but is delivered to Synergy.

1.15.        “Project” means the separate, defined project described in a Work Order.

1.16.        “Services” means those formulation development, intermediary and product manufacture, consulting, chemical synthesis, chemical process research, analytical methods development, medicinal chemical synthesis, computational chemistry services, validation or release testing and other related services, in each case that are to be provided by Contractor as set forth in a Work Order.

1.17.        “Specifications” means the composition, quality, purity, identity and strength of a Product and any chemistry, manufacturing and controls requirements for the manufacture of Product as set forth in the applicable Work Order or as agreed by the parties in writing pursuant to a Work Order.

1.18.        “Synergy Intellectual Property” means all Intellectual Property owned by or licensed to Synergy, and all Intellectual Property that relates to methods, procedures and processes for the synthesis and production of Products (including without limitation all hybrid solution solid-phase processes developed and/or performed by Contractor), and all Intellectual Property relating to Synergy Materials.  Synergy Intellectual Property constitutes Synergy Confidential Information, and does not include Contractor Intellectual Property.

1.19.        “Synergy Materials” means all materials, including the API, provided by or on behalf of Synergy to Contractor under a Work Order.

1.20.        “Work Order” means a written statement of work signed by both parties that specifies the Services to be provided by Contractor for Synergy, including, as may be applicable, a description of the Product, Specifications, quantity of Product, Manufacture and Release Requirements, estimated duration of the Project(s), milestones and all other matters as the parties may agree.

1.21.        “Work Product” means all results of Services, including but not limited to the Product, Specifications, and compounds, data, information, documentation (including, but not limited to, lab notebooks as applicable), reports and any other deliverables listed in the Work Order and/or developed by Contractor in its performance of a Work Order.

2.     Scope of Services.

2.1.          Work Order.  Services provided by Contractor shall be subject to the terms and conditions of this Agreement and each Work Order.  Each Work Order shall a part of this Agreement.  If Synergy wishes to amend any Work Order, the parties shall negotiate a change in good faith and, upon their agreement, shall execute a written change order amending such Work Order (“Change Order”).  The Change Order constitutes an amendment to the applicable Work Order and the services set forth therein shall be deemed to be Services part of such Work Order.

2.2.          Subcontracting.  Contractor may not subcontract the performance of any Services without Synergy’s prior written consent.  Any permitted subcontractor shall be under a written obligation to comply with terms of this Agreement governing Contractor’s performance of Services and protection of Synergy’s Confidential Information, and Contractor shall remain liable to Synergy for the performance of any such subcontractor.

2.3.          Contractor Employees and Agents.  Contractor shall be solely responsible for any and all salaries, fees, state and federal taxes, withholding, FICA, worker’s compensation or other payments due with respect to the compensation paid to Contractor by Synergy or by Contractor to any employee or agent of Contractor.  Contractor’s employees and other agents shall have no right to receive from Synergy any employee benefits (including by not limited to health and accident insurance, sick leave or vacation) that Synergy provides to its own employees, and shall indemnify and hold harmless any claims brought against Synergy demanding the same.

2.4.          Standards.  Contractor will perform Services in accordance with the terms of this Agreement and the relevant Work Order, with Applicable Laws, and with its standard operating procedures (and shall, upon request, deliver copies of all Contractor’s standard operating procedures relevant to the Services).

2.5.          Supply of Synergy Materials.  To the extent required by a Work Order, Synergy shall provide Contractor with sufficient amounts of any Synergy Materials (either directly or indirectly, and including API).  Synergy shall provide Contractor with data regarding the stability, proper storage and safety and other characteristics and requirements of such Synergy Materials.  Contractor shall use Synergy Materials solely for rendering the Services under the applicable Work Order, and shall not transfer any Synergy Materials to a third party (except as may be permitted under Section 2.2).  Any Synergy Materials remaining upon completion of the Services under a Work Order shall be, at Synergy’s direction, either returned to Synergy or destroyed.  If Synergy does not notify Contractor within sixty (60) days after completion of a Project of its intention hereunder, then Contract shall return the Synergy Materials to Synergy at Synergy’s expense.

2.6.          Project Manager.  Contractor will assign a project manager (the “Project Manager”) and other members of the core Project team (including, as relevant, a project director) (the “Core Team”) for the duration of each Project.  Contractor shall provide thirty (30) days prior written notice to Synergy, whenever practicable, of any changes to the Core Team, except as specified below.  During any Project, Contractor will employ its commercially reasonable efforts to promote members of the Core Team within the Project.  Contractor will provide Project-specific training to replacement Core Team members at its own expense.  The Project Manager, or such other Core Team Member agreed by the parties, shall be the primary contact for Synergy and shall timely address all issues and concerns raised by Synergy, as well as provide to Synergy all information requested by Synergy concerning this Agreement or the Services.

2.7.          Preferred Vendor.  For so long as Contractor complies with the terms of this Agreement and for so long as its price for Product is competitive, Synergy shall appoint Contractor as Synergy’s preferred and primary supplier of the Product, meaning that Synergy will provide Contractor the first opportunity (taking into account factors regarding Contractor’s quality, timing and capacity) to supply up to at least seventy five percent (75%) of Synergy’s commercial supply of Products.

2.8.          Exclusivity.  Contractor shall not, directly or indirectly, develop, manufacture and/or supply any GC-C agonist peptide for or to any third party, where “GC-C agonist peptide” means a peptide that (i) binds and activates a GC-C receptor and (ii) activates the receptor-mediated downstream signalling (including without limitation uroguanylin and structurally similar peptides, and E. coli ST peptides and structurally similar peptides.

2.9.          Fees.  All fees payable by Synergy shall be made in accordance with the Work Order in U.S. dollars.  All undisputed payments are due within thirty (30) days from the date of Contractor’s invoice.

3.     Products and Services.

3.1.          Supply.  Contractor shall manufacture, store and deliver Products in accordance with cGMP, the Specifications and all Applicable Laws.

3.2.          Purchase Orders.  When Synergy wishes to purchase the Product, it shall submit a purchase order to Contractor identifying the amount of Product requested, the purchase price, the address for delivery, and the delivery date.  If any Product is ordered to be stored for thirty (30) days after Contractor’s quality control release, then Synergy may either (a) request Contractor to bill and hold at $25/day for insurance and storage or (b) acquire its own insurance and pay $10/day for storage.

3.3.          Shipping.  All Product shipped hereunder shall comply in all material respects with the applicable Manufacture and Release Requirements and shall be accompanied by (i) a certificate of analysis; (ii) a cGMP certificate of conformance; and (iii) BSE/TSE certification indicating that no BSE/TSE risk exists from materials-used in production of the batch or came into contact with the batch; each in a form to be agreed upon by the parties.  Contractor shall deliver and transfer the Product to such locations and in such manner as directed by Synergy.  All Product generated hereunder shall be packaged and shipped to Synergy’s designated destination and in accordance with Synergy’s written instructions and in compliance with all applicable shipping regulations.  Delivery shall be FCA Synergy’s facility (Incoterms 2000).

3.4.          Pre-Shipment Samples.  Contractor shall deliver to Synergy a preshipment sample from each batch of Product prior to full delivery and prior to issuance of the relevant certificate of analysis.  Synergy shall test key attributes of the preshipment sample, either itself or through an independent analytical lab, and will inform Contractor whether or not such testing confirms that the sample conforms to the Specifications.  If Synergy confirms that the sample conforms to the Specifications, then Contractor will ship the full delivery to Synergy.  This process does not relieve Contractor of its obligations to deliver Product that meets the Specifications and that conforms to the relevant certificate of analysis and does not limit Synergy’s right to reject product as provided in Section 3.6.

3.5.          Evaluation.  Synergy shall have three (3) months from the date of its receipt of Product to evaluate the Product (using reasonable analytics) and determine whether or not the Product meets the Specifications.  If Synergy fails to notify Contractor of its rejection within such three (3) month period, Synergy shall be deemed to have accepted such Product.

3.6.          Rejection of Product.  If Synergy rejects any of the Product pursuant to Section 3.5, Synergy shall (i)  provide to Contractor written notice of rejection that includes the basis for such rejection and (ii) provide Contractor with the opportunity to conduct its own tests to confirm such basis of rejection, which shall be conducted promptly.  Synergy shall return all remaining unused Product to Contractor; provided that Synergy may retain a sample of such reject Product that is being used for laboratory testing and to confirm its rights hereunder.  Contractor shall replace such rejected Product with conforming Product as soon as commercially reasonable, but in no event after a period longer than the original lead time required for shipment of Product as set forth in the applicable Work Order for such Product.

3.7.          Recalls.  Contractor shall maintain such traceability records as are sufficient and as may be necessary to permit a recall or field correction of any Product.  In the event (a) any applicable regulatory authority should issue a request, directive or order that a Product be recalled, or (b) a court of competent jurisdiction orders such a recall, or (c) Synergy determines that any Product presents a risk of injury or gross deception or is otherwise defective and that recall of such Product is appropriate (“Recall”), it shall notify Contractor and Contractor shall cooperate with Synergy in implementing any Recall.  Synergy shall have sole responsibility for determining all corrective action to be taken and for carrying out a Recall.  Synergy shall be responsible for the cost of any Recall (including any direct out-of-pocket expenses incurred by Contractor incurred in implementing Synergy’s instructions) except to the extent such Recall is attributable to any negligence on the part of Contractor or any breach by Contractor of its obligations under this Agreement, in which case Contractor will be responsible for the cost of the Recall and shall reimburse Synergy for its related expenses.

3.8.          Product Support.

3.8.1.       Contractor shall ensure that Projects intended to support INDs or NDAs shall comply with all appropriate regulatory requirements applicable to such applications; provided that, Synergy or its Affiliate, as applicable, is the Sponsor (as such term is defined in 21 CFR Part 312.3) of any such IND or NDA, and Synergy shall remain responsible for all legal requirements applicable to Synergy of INDs or NDAs except to the extent that such obligations are transferred to Contractor herein.  Contractor shall provide to Synergy directly all information as Synergy may reasonably require for purposes of applying for and maintaining application for regulatory approval of the Product, including, without limitation, providing Synergy with all reports, authorizations, certificates, methodologies, and other documentation in the possession or under the control of Contractor relating to the synthesis or manufacture of the Product (or any component thereof).  Such information shall be deemed the Confidential Information of Contractor, and Contractor hereby allows Synergy to provide such information to a regulatory authority as necessary to support any application for authorization to conduct clinical trials or regulatory approval of a Product or in response to the requests or requirements of such regulatory authority. Contractor will provide to Synergy a copy of any correspondence with any regulatory authority related to the Project, a Product or the Services within a reasonable time, not to exceed three (3) days from receipt or transmission of such correspondence.

3.8.2.       As between the parties, Synergy shall be solely responsible for all contacts and communications with any regulatory authority regarding Products.  Unless required by applicable law, Contractor shall have no contact or communication with any regulatory authority regarding the provision of the Services hereunder without the prior written consent of Synergy, which shall not be unreasonably withheld.  Synergy shall have all decision-making authority in every case on whether and how to supplement, amend or otherwise alter the NDAs and any other issues in connection with the NDAs (including, but not limited to, decisions to recall the Products) and on whether and how to communicate with the FDA in connection therewith.

3.8.3.       Contractor shall: (a) promptly notify Synergy in writing of any FDA or other governmental inspection or inquiry concerning any Project or Work Order, including, but not limited to, inspections of investigational sites or laboratories (“Regulatory Audit”); (b) promptly forward to Synergy copies of correspondence from any regulatory or governmental agency relating to such Regulatory Audit, including, but not limited to, FDA Form 483 notices and FDA refusal to file, rejection or warning letters; and (c) obtain the written consent of Synergy, which will not unreasonably be withheld, before referring to Synergy or any of its affiliates in any Regulatory Audit correspondence.  Contractor shall allow a Synergy representative present during a Regulatory Audit inspection.

3.8.4.       Should any Regulatory Audit or other inspection or audit by a regulatory authority require any process changes, Contractor shall notify Synergy immediately and the parties shall discuss the means for implementing such changes.  For the avoidance of doubt, Contractor may not implement any such change to a Product-related Process without Synergy’s prior, written consent (including pursuant to a Change Order).

3.8.5.       Contractor shall not, during a Regulatory Audit, disclose information or materials that are not legally required to be disclosed to such agency without the prior consent of Synergy, which shall not unreasonably be withheld.  For example, such information and materials that a party conventionally would not be required to disclose include, but are not limited to, (a) financial and pricing data (including, but not limited to, the budget and payment sections of a Work Order), (b) sales data (other than shipment data), and (c) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements).

3.8.6.       All information disclosed, revealed to or ascertained by Synergy or Contractor, as the case may be, in connection with any Regulatory Audit or in connection with any correspondence between Contractor and any regulatory authorities (including the redacted portions of any FDA Form 483 notices) shall be deemed Confidential Information for purposes of this Agreement.

3.9.          Audits; Progress Review; Records.  Contractor shall provide Synergy such periodic and final written reports (either in electronic or paper format), as outlined in the Work Order or as reasonably requested by Synergy from time to time.  Synergy may visit and inspect Contractor’s facilities and review and audit Contractor’s records during normal business hours and upon reasonable notice (a) to confirm Contractor’s performance of this Agreement in accordance with its terms, and/or (b) in the event circumstances arise that may adversely affect the quality of Product.  If the event of subsection (b), Contractor shall immediately notify Synergy of such circumstances and shall allow Synergy prompt access to relevant Contractor areas and records.  Contractor shall record and maintain all records and data relating to the manufacture, processing, testing, packaging, storage and transportation of Products, including all batch manufacturing records, and Synergy may (either itself or through an agent) during normal business hours and upon reasonable prior notice, audit and inspect such records and observe the manufacture, processing, testing, packaging, storage and transportation of materials related to or used in the manufacture of Products.  Contractor shall retain experimental records and laboratory notebooks relating to each Project, and shall maintain suitable CMC support documentation to allow Synergy or its Affiliates to file an IND, IND amendment, NDA or ANDA with the FDA.  All such documentation and Work Product in Contractor’s possession (not otherwise returned to Synergy) shall be archived in a secure area reasonably protected from fire, theft or destruction by Contractor for a period of ten (10) years following expiration or termination of this Agreement.  Synergy may elect to have the materials retained in Contractor’s archives for an additional period of time for a reasonable storage fee.

4.     Confidential Information.

4.1.          Nondisclosure and Limited Use.  Each party shall (a) hold the Confidential Information of the other party in strict confidence and take reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the receiving party normally employs with respect to its own confidential information), (b) not divulge any such Confidential Information to any third party (other than those parties specifically permitted to receive such Confidential Information pursuant to the terms of this Agreement), (c) not make any use whatsoever at any time of such Confidential Information except to carry out its obligations under this Agreement and the Projects and Work Orders hereunder and to exploit the rights granted to such party hereunder, (d) not derive any commercial benefit (whether direct or indirect) from such Confidential Information (other than pursuant to Services rendered under this Agreement), and (e) not copy (except as may be necessary to accomplish the purposes of this Agreement) or reverse engineer any such Confidential Information.

4.2.          Exclusions.  Without granting any right or license, a party’s obligations under Section 4.1 shall not apply to Confidential Information of a disclosing party that: (a) was in the receiving party’s possession prior to receipt from the disclosing party; (b) was in the public domain at the time of receipt from the disclosing party; (c) becomes part of the public domain without wrongful act by the receiving party; or (d) the receiving party can demonstrate by written or electronic evidence kept in the ordinary course is lawfully received by the receiving party from a third party, where the third party is wholly independent of the receiving party and has no obligation of confidentiality to disclosing party with respect to such information disclosed.  Notwithstanding the foregoing, (i) Confidential Information shall not fall within an exception set forth in this Section merely because such Information is embraced by more general information in the public domain or in the possession of the receiving party, and (ii) the fact that any Work Product may fall within one or more of the exceptions set forth in this Section shall not relieve Contractor or Synergy of its obligations under Section 4.1.

4.3.          Permitted Disclosures.  If a party is required to disclose Confidential Information of the other party pursuant to an order of a court or administrative agency or other governmental body with valid jurisdiction, the receiving party may disclose Confidential Information only after providing the disclosing party with reasonable advance notice thereof to enable the disclosing party to seek a protective order or otherwise prevent such disclosure, but nothing herein shall require a party to take or refrain from taking any action in violation of any such legal process.  Each party shall limit the disclosure of the other party’s Confidential Information to its directors, employees and agents, in each case with a legitimate “need to know” and who are bound in writing to observe the obligations of nondisclosure and non-use under this Agreement.  Information exchanged by and between the parties and any such directors, employees and/or agents shall be deemed the Confidential Information of the party on whose behalf such information was disclosed, and shall be governed by the provisions of this Section 4.

4.4.          Return of Information.  Each party shall, upon the request of the other party, return to the other party all of the other party’s Confidential Information in the receiving party’s possession or control (including any copies or extracts thereof) or destroy such records and certify the destruction thereof, except for any copy legally required to be retained for archive purposes.

4.5.          Injunctive Relief.  Each party acknowledges and agrees that due to the unique nature of the disclosing party’s Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the receiving party or third parties to unfairly compete with the disclosing party, and therefore, that upon any such breach or any threat thereof, the disclosing party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law.  The receiving party shall notify the disclosing party in writing immediately upon the occurrence of any such unauthorized release or other breach of which it becomes aware.

4.6.          Survival.  The obligations of each party with respect to the other party’s Confidential Information shall continue in effect for ten (10) years after the expiration or termination of this Agreement.

5.     Intellectual Property Rights

5.1.          Synergy IP.  As between the parties, all Synergy Intellectual Property is and shall remain the exclusive property of Synergy.  Synergy hereby grants to Contractor, on a Project by Project basis and solely for the duration of such Project, a limited, non-exclusive license (with no right to sublicense) to use such Synergy Intellectual Property actually disclosed (or transferred, as applicable) to Contractor solely for the purpose of, and only to the extent strictly necessary for, Contractor’s performance of the applicable Services.  Contractor hereby irrevocably, expressly and automatically assigns, in perpetuity, all right, title and interest in and to Work Product and Synergy Intellectual Property to Synergy.  If Contractor has any rights to Work Product and/or Synergy Intellectual Property that cannot (as a matter of law) be assigned to Synergy in accordance with the foregoing, Contractor unconditionally and irrevocably:  (i) waives the enforcement of such rights against Synergy or its assignees and licensees; and (ii) grants to Synergy an exclusive, irrevocable, perpetual, worldwide, royalty-free license (a) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally perform, and otherwise use and exploit such Work Product and/or Synergy Intellectual Property, (b) to use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from Work Product and/or Synergy Intellectual Property, and (c) to exercise any and all other present or future rights not yet known in Work Product and/or Synergy Intellectual Property.  Contractor agrees to render all reasonably required assistance to Synergy to protect Synergy’s rights under this Section.  If Synergy is unable to secure Contractor’s signature on any documents deemed necessary by Synergy to carry out the purposes of this Section, Contractor hereby irrevocably designates and appoints Synergy or its designee(s) as Contractor’s agent and attorney, which appointment is coupled with an interest, to act for and in Contractor’s behalf to execute, verify and file any such documents.

5.2.          Contractor IP.  As between the parties, all Contractor Intellectual Property is and shall remain the exclusive property of Contractor.  Contractor hereby grants to Synergy, on a Project by Project basis, a fully paid-up, royalty free, irrevocable, worldwide, non-exclusive license to use such Contractor Intellectual Property solely for the purpose of, and only to the extent strictly necessary for, Synergy’s full use and enjoyment (including the commercialization of Products) of Work Product.

5.3.          Reservation of Rights.  Except as otherwise expressly agreed to by the parties in this Agreement or any Work Order, nothing contained herein, nor the delivery of any Confidential Information of one party to the other, shall be deemed to grant any right or license under any patent or patent applications or to any intellectual property of the first party to the other.  Each party reserves all rights not expressly granted herein, and no right or license is granted hereunder, express or implied or by way of estoppel, to any intellectual property rights or materials other than as expressly set forth herein.

6.     Representations, Warranties and Covenants.

6.1.          Contractor Representations, Warranties and Covenants.  Contractor hereby represents, warrants and covenants to Synergy that:

6.1.1.       Contractor has and shall engage competent employees and consultants with the proper skill, training and background to support its obligation to render the Services hereunder, and shall provide the facilities, supplies and staff necessary to complete each Project as specified in the Work Order for such Project, and in accordance with the other terms of this Agreement.

6.1.2.       Each Project shall be performed in all material respects in accordance with the terms of this Agreement and the applicable Work Order and all Product will conform in all respects to the Specifications and Manufacture and Release Requirements set forth in the applicable Work Order at the time of delivery to Synergy’s carrier if Synergy arranges for shipment, or time of delivery to Synergy if Contractor arranges shipment.

6.1.3.       Contractor is under no contractual or other obligation or restriction that is inconsistent with performance of its obligations under this Agreement, and Contractor will not enter into any agreement, either written or oral, in conflict with its obligations hereunder.  Contractor shall provide the Services in a manner that the provision thereof will not conflict with its responsibilities under any other agreement, arrangement or understanding, including any employment relationship.

6.1.4.       Contractor’s performance of Services shall not infringe, violate or misappropriate any third party intellectual property rights except to the extent such performance is based upon Synergy’s written instructions or use of Synergy Materials.

6.1.5.       Contractor has not been debarred, and has not been convicted of a crime which could lead to debarment, under the Debarment Act.  In the event that Contractor or any of its officers, directors, or employees becomes debarred or receives notice of action or threat of action with respect to its debarment, Contractor shall notify Synergy immediately in writing.

6.1.6.       Contractor has not utilized and shall not utilize the services of any individual or entity in the performance of Services who has been debarred or who has been convicted of a crime which could lead to debarment under the Debarment Act.  In the event that Contractor receives notice of the debarment or threatened debarment of any such individual or entity, Contractor shall notify Synergy immediately.

6.2.          Mutual Representation and Warranties.  Each of Synergy and Contractor hereby represents, warrants and covenants to the other that:

6.2.1.       Such party is, and at all times during the term of the Agreement shall remain, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

6.2.2.       The execution and delivery of this Agreement has been duly authorized by all requisite corporate action.

6.2.3.       This Agreement is, and shall remain, a valid and binding obligation of such party, enforceable pursuant to its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

6.3.          Disclaimer.  Contractor makes no warrantees direct or implied about the suitability of the Products for any use by Synergy.

7.     Indemnification.

7.1.          By Synergy. Synergy, at its own expense, shall: (i) defend, or at its option settle, any claim, suit or proceeding brought by a third party against Contractor and its officers, directors, employees and agents to the extent arising out of: (a) Contractor’s use of Synergy Materials to the extent such use is in accordance with this Agreement; (b) Synergy’s commercialization of a Product; or (c) Synergy’s breach of any representations, warranties or covenants set forth in Section 6.2; and (ii) pay any judgment entered or settlement against Contractor thereon; except in each case to the extent such third party claim is caused by Contractor’s or its employee’s or agent’s breach of this Agreement, negligence or willful misconduct.

7.2.          By Contractor. Contractor, at its own expense, shall: (i) defend, or at its option settle, any claim, suit or proceeding brought by a third party against Synergy and its officers, directors, employees and agents to the extent arising out of (a) Contractor’s use of Synergy Materials other than as expressly permitted by this Agreement; or (B) Contractor’s breach of any representations, warranties or covenants set forth in Section 6; and (ii) pay any judgment entered or settlement against Synergy thereon; except in each case to the extent such third party claim is caused by Synergy’s or its employee’s or agent’s breach of this Agreement, negligence or willful misconduct.

7.3.          Process.  The party indemnifying the other party under this Section 7 shall have no obligation to indemnify the relevant claim unless the indemnified party: (a) gives it prompt written notice of the claim; (b) gives it the right to control and direct the investigation, preparation, defense and settlement of the claim; and (c) fully cooperates with it, at the indemnifying party’s expense, in such defense and settlement.  The indemnified party may, at its cost, to employ counsel of its choice to participate in the defense of such claim.

8.     Insurance.

Contractor shall, during the term of this Agreement and for five (5) years thereafter, maintain comprehensive general liability insurance, with endorsements for contractual liability and product liability with coverage limits of not less than Two Million Dollars ($2,000,000).  The minimum level of insurance set forth herein shall not be construed to create a limit on Contractor’s liabilities hereunder.  Prior to the Effective Date (and each anniversary thereof thereafter), Contractor shall furnish to Synergy a certificate of insurance evidencing such coverage as of the Effective Date (and each anniversary thereof) and upon request by Synergy at any time hereafter.  Each such certificate of insurance shall include a provision whereby sixty (60) days’ written notice must be received by Synergy prior to coverage modification or cancellation by either Contractor or the insurer.

9.             Term and Termination.

9.1.            Term. Unless terminated by either party as expressly permitted herein, this Agreement shall be in effect from the Effective Date and for a period of five (5) years, and shall thereafter automatically renew for additional one (1) year terms unless either party notifies the other party of its intent not to renew no later than ninety (90) days prior to expiration of the then-current term, in which case this Agreement shall expire upon expiration of the then-current term.

9.2.            Termination.

9.2.1.       Each party may terminate this Agreement or any Work Order if the other party materially breaches this Agreement or such Work Order, respectively, and if such breach remains uncured for thirty (30) days from receipt of notice from the other party describing such breach, or in the case of a breach that cannot reasonably by cured within such time period.

9.2.2.       Synergy may terminate any Project or Work Order (or a portion thereof) at any time prior to completion by giving written notice to Contractor. Synergy may, on termination of all Projects and Work Orders, terminate this Agreement. Contractor shall promptly comply with the terms of such notice(s) to terminate work on the Project(s) or Work Order(s) (as applicable) and use its best efforts to limit any further cost to Synergy.  Synergy shall pay Contractor all fees due in respect of Services property performed as of the date of termination.

9.3.            Effect of Termination or Expiration.  Upon termination of this Agreement and/or any Work Order by either party, Contractor shall promptly deliver to Synergy all Work Product, reports, data, records and other information and materials generated by Contractor for the Project(s) and Work Orders and return all remaining Synergy Materials to Synergy, in each case as applicable.  Termination or expiration of this Agreement for any reason shall not relieve the parties of any obligation accruing prior to such termination.  In no way limiting the generality of the foregoing, Sections 3.7, 3.8, 3.9, 4, 5, 6, 7, 8, 9.3 and 10 shall survive termination or expiration of this Agreement.

10.           Miscellaneous.

10.1.        Independent Contractor.  Contractor shall at all times operate as independent contractor of Synergy, and the relationship between Synergy and Contractor shall not constitute a partnership, joint venture or agency.  Neither Synergy nor Contractor shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

10.2.        Limitation on Damages.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF OR IS AWARE OF THE LIKELIHOOD OF SUCH DAMAGES, PROVIDED THAT THE FOREGOING SHALL NOT APPLY TO CLAIMS ARISING UNDER SECTION 4 AND/OR SECTION 5, OR TO AMOUNTS OWING TO A THIRD PARTY PURSUANT TO A PARTY’S INDEMNIFICATION OBLIGATIONS IN SECTION 7.

10.3.        Governing Law.  This Agreement shall be governed by the laws of the State of New York, U.S.A. without regard to any conflict of law provisions or principles.

10.4.        Publicity; Use of Names. Neither party may publish any articles or make any presentations relating to the Services provided hereunder or referring to data, information or materials generated as part of such Services, in whole or in part, without the prior written consent of the other.  Neither party shall use the name of the other party or the names of the employees of the other party in any advertising or sales promotional material or in any publication without prior written permission of such party.

10.5.        Assignment.  Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, provided that Synergy may this Agreement in its entirety in connection with a merger, consolidation or the sale of substantially all of the assets to which this Agreement relates. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

10.6.        Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future state or federal laws or rules and regulations promulgated thereunder effective during the term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

10.7.        Cumulative Rights.  Except as herein expressly provided, the rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties, and all of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

10.8.        Notices.   Other than standard communications, any notice to be given to a party under or in connection with this Agreement shall be in writing and shall be delivered (a) personally, (b) by a nationally recognized overnight courier or by certified mail, postage prepaid, return receipt requested, (c) via facsimile, with receipt confirmed, or (d) if actually received, by U.S. mail, addressed to such party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee:

If to Contractor:	If to Synergy:

*	Synergy Pharmaceuticals Inc.
Phone: *	420 Lexington Avenue, Suite 1609
Fax: *	New York, NY 10170
Attention: Kunwar Shailubhai
Telephone: 212-297-0010
FAX: 212-297-0020

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC
One Financial Center
Boston, MA 02111
Attention: John A. Dellapa
Telephone: (617) 348-1797

Fax: (617) 522-2241
Email: jadellapa@mintz.com

10.9.        Waiver.  No waiver of any provision of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or be construed as a further or continuing waiver of any such provision in any other instance, or of any other provision or condition of this Agreement.

10.10.      Entire Agreement; Modification.  This Agreement (including Work Orders) supersedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the subject matter hereof.  No waiver or modification of this Agreement shall be binding upon either party unless made in writing and signed by a duly authorized representative of such party and no failure or delay in enforcing any right shall be deemed a waiver.  In the event of any conflict between this Agreement and any Work Order, the terms of this Agreement shall control.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute and deliver this Master Services Agreement effective as of the Effective Date.

Synergy:	SYNERGY PHARMACEUTICALS, INC.

	By:	/s/ Kunwar Shailubhai

	Name:	Kunwar Shailubhai, Ph.D. & M.B.A.

	Title:	Chief Scientific Officer

Contractor:	*

By: *

Name: *

	Title:	Executive Vice President, Business Development